Exhibit 10.77

DEFERRED FEE AGREEMENT

THIS AGREEMENT, dated as of SEPTEMBER 1, 1994, is by and between MAXXAM INC., a Delaware corporation (the "Company"), and EZRA G. LEVIN (the "Director"), currently residing at 5260 Sycamore, Riverdale-on-Hudson, Bronx, New York 10471.

WITNESSETH:

WHEREAS, the Director currently serves as a member of the Board of Directors of the Company (the "Board") and receives remuneration ("Director's Fees") from the Company in that capacity; and

WHEREAS, the Director desires to enter into an arrangement providing for the deferral of Director's Fees; and

WHEREAS, the Company is agreeable to such an arrangement;

NOW, THEREFORE, it is agreed as follows:

1.           The Director irrevocably elects to defer receipt, subject to the provisions of this Agreement, of 100 percent of any Director's Fees which may otherwise become payable to the Director for the Calendar year 1994 and which relate to services performed after October 31, 1994.  Such election shall continue in effect with respect to any Director's Fees which may otherwise become payable to the Director for any calendar year subsequent to 1994 unless, prior to January 1 of such year, the Director shall have delivered to the Secretary of the Company a written revocation of such election with respect to Director's Fees for services performed after the date of such revocation. Until such time as the election made under this paragraph is revoked, the percentage specified in the first sentence hereof shall apply on each occasion on which Director's Fees would otherwise be paid to the Director. Director's Fees with respect to which the Director shall have elected to defer receipt are hereinafter referred to as "Deferred Director's Fees."

2.           The Company shall credit the amount of Deferred Director's Fees to a book account (the "Deferred Fee Account") as of the date such fees would have been paid to the Director had this Agreement not been in effect. Director's Fees which would otherwise be payable for attending a meeting of the Board or of a committee thereof shall be credited to the Deferred Fee Account as of the first business day following such meeting; Director's Fees which would otherwise be payable as a retainer shall be credited to the Deferred Fee Account as of the first business day of the period to which they relate.

3.           Earnings shall be credited to the Deferred Fee Account as follows:

(NOTE: (a) and (b) below must add up to 100%)

(a)	None	25%	X	50%	75%	100%

of the amount credited to the Deferred Fee Account pursuant to paragraph 2 shall be deemed invested in a number of phantom shares (including any fractional share) of the Company's Common Stock equal to the quotient of (a) such amount divided by (b) the closing market price (the "Closing Price") of a share of Common Stock as reported for the date such amount is credited to the Deferred Fee Account. Whenever a cash dividend is paid on Common Stock, the Deferred Fee Account shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the quotient of (y) an amount equal to the cash dividend payable on a number of shares of Common Stock equal to the number of phantom shares (excluding any fractional share) standing credited to such Account at the record date divided by (z) the Closing Price on such payment date. In the event of a stock dividend or distribution, stock split, recapitalization or the like, the Deferred Fee Account shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the number of shares (including any fractional share) of Company Stock payable in respect of shares of Company Stock equal in number to the number of phantom shares (excluding any fractional share) standing credited to such Account at the record date. At the time any payment is to be made from the Deferred Fee Account pursuant to paragraph 6, the number of phantom shares then standing credited thereto shall be valued at the Closing Price on the first business day of the month in which such payment is to be made, and such payment shall be made in cash.

(b)	None	25%	X	50%	75%	100%

of the standing balance credited to the Deferred Fee Account as of the last business day of each month shall be increased by an amount reflecting interest on such balance for such month I calculated using one-twelfth of the Prime Rate on the first day of such month. For this purpose the "Prime Rate" shall mean the prime rate (or base rate) announced for such date by Bank of America (whether or not such rate has actually been charged by such bank). In the event such bank discontinues the practice of announcing the prime rate, the "Prime Rate" shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers. In the event such bank ceases to make unsecured loans to corporate  borrowers, the "Prime Rate" shall mean the highest prime rate (or base rate) reported for such date in the Money Rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of such date. In the event The Wall Street Journal ceases publication of such rate, the "Prime Rate" shall mean the highest prime rate (or base rate) reported for such date in such other publication that publishes such prime rate information as the Company may choose to rely upon.

4.           The Company shall provide an annual statement to the Director showing such information as is appropriate, including the aggregate amount standing credited to the Deferred Fee Account, as of a reasonably current date.

5.           The Company's obligation to make payments from the Deferred Fee Account shall be a general obligation of the Company and such payments shall be made from the Company's general assets. The Director's relationship to the Company under this Agreement shall be only that of a general unsecured creditor, and this Agreement (including any action taken pursuant hereto) shall not, in and of itself, create or be construed to create a trust or fiduciary relationship of any kind between the Company and the Director, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Company in favor of the Director or any other person. The arrangement created by this Agreement is intended to be unfunded and no trust, security, escrow, or similar account shall be required to be established for the purposes of payment hereunder. However, the Company may in its discretion establish a "rabbi trust" (or other arrangement having equivalent taxation characteristics under the Internal Revenue Code or applicable regulations or rulings) to hold assets, subject to the claims of the Company's creditors in the event of insolvency, for the purpose of making payments hereunder. If the Company establishes such a trust, amounts paid therefrom shall discharge the obligations of the Company hereunder to the extent of the payments so made.

6.           Deferred Director's Fees, including all earnings credited to the Deferred Fee Account pursuant to paragraph 3, shall be paid in cash to the Director or his or her designated beneficiary as soon as practicable following the date the Director ceases for any reason to be a member of the Board. Payments shall be made:

                              [   ]         in a lump sum; or

                              [X]         in Ten annual installments (not to exceed 10).

Each annual installment payment shall be made as of January 31 and shall be an amount equal to the balance standing credited to the Deferred Fee Account as of that date divided by the number of installments (including the one then due) remaining to be paid.  See Annex A.

Amounts standing credited to the Deferred Fee Account during the period in which installments are paid shall be adjusted to reflect the crediting of earnings in accordance with paragraph 3.

7.           Payments hereunder shall be made to the Director except that:

(a)
in the event that the Director shall be determined by a court of competent jurisdiction to be incapable of managing his financial affairs, and if the Company has actual notice of such determination, payment shall be made to the Director's personal representative(s); and

(b)
in the event of the Director's death, payment shall be made to the last beneficiary designated by the Director for purposes of receiving such payment in such event in a written notice delivered to the Secretary of the Company; provided, that if such beneficiary has not survived the Director, or no valid beneficiary designation is in effect, payment shall instead be made to the Director's estate.

The Company shall deduct from any payment hereunder any amounts required for federal and/or State and/or local withholding tax purposes.

8.           Any balance standing credited to the Deferred Fee Account shall not in any way be subject to the debts or other obligations of the Director and, except as provided in paragraph 7(b), shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or other legal or equitable process.

9.           This Agreement shall not be construed to confer on the Director any right to be or remain a member of the Board or to receive any, or any particular rate of, Director's Fees.
10.         Interpretations of, and determinations related to, this Agreement, including any determinations of the amount standing credited to the Deferred Fee Account, shall be made by the Board and shall be conclusive and binding upon all parties. The Company shall incur no liability to the Director for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

11.         This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

12.         This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and the Director and his or her heirs, executors, administrators and personal representatives.

13.         This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of choice of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Director has executed this Agreement, on the date first written above.

ATTEST:	MAXXAM INC.

/s/ Nawasa Lafferty	By:	/s/ Byron L. Wade
Nawasa Lafferty, Assistant Secretary		Byron L. Wade, Vice President,
Secretary & Deputy General Counsel

/s/ Ezra G. Levin
Ezra G. Levin, Director

Annex A

Further adjustments between the date the Director ceases to be a member of the Board and the date of subsequent payments shall be in accordance with the phantom share account, as set forth in paragraph 3(a), and the cash account, as set forth in paragraph 3(b), based on the election of the director prior to the first installment payment.